June 1, 2017 PERSONAL AND CONFIDENTIAL

Ms. Christine Tarrago
10619 Good Spring Avenue
Great Falls, VA 22066

Dear Ms. Tarrago:

Versar, Inc. is pleased to extend you an offer of full time employment as Senior Vice President and Chief Financial Officer reporting to our Springfield, VA location. Your starting salary is $8,846.16 bi-weekly realized at a rate of $230,000.00 annually, and your start date is June 15, 2017. This position is considered exempt for the purposes of federal wage-hour law, which means you are not eligible for overtime pay for hours actually worked in excess of 40 in a given workweek. You will accrue 7.69 hours of paid time off (PTO) per pay period, which, when annualized, equates to (5) five weeks per year.

You are also eligible to participate in the Company's Incentive Compensation Plan under which you may earn an annual cash bonus targeted at approximately 35% of your base salary, the payment of which would be based upon your performance, that of your business unit, as well as the Company as a whole. Please note that any bonus paid will be at the sole discretion of the Company. In addition, the Company will provide you with an agreement that will give you a payment of nine (9) months' of salary in the event of a change of control of the Company's ownership. Such an agreement must be approved by the Company's Board of Directors.

All conditions of employment are contingent upon a favorable reference and criminal background check and you will be subject to a 90-day introductory period, but at all time you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

If you have any questions regarding this offer, please contact Anthony Otten at (703) 642-6832. If this offer is acceptable to you, please sign in the space provided below and return a copy of this letter via e-mail to Velma George (vgeorge@versar.com) in our Human Resources Division at Versar, Inc. no later than June 2, 2017.

Enrollment information for our health, dental and life insurance plans as well as the flexible spending plan, will be provided to you electronically under separate cover. Also included will be information on the 401(K) plan. If you have any benefit related questions once provided these materials, please call our Human Resources Generalist, Johanna Dryden at (703) 642-6719.

We look forward to you joining the company and trust that your career with Versar is personally and professionally rewarding.

Sincerely,

Alessandria (Sandy) Albers, SPHR, SHRM-SCP
VP, Human Resources

Accepted: ____________________ Date: 06/01/2017

6850 Versar Center
Springfield, VA 22151
703.750.3000
www.versar.com